Exhibit 3(a)(1)

ARTICLES OF INCORPORATION
OF
UNISOURCE ENERGY CORPORATION

     KNOW ALL MEN BY THESE PRESENTS: That the incorporators, having associated themselves together for the purpose of forming a corporation under and by virtue of the laws of the State of Arizona did adopt Articles of Incorporation, which are restated as follows:

     FIRST:  The name of the Corporation shall be UniSource Energy Corporation.

     SECOND: The address of the Corporation within the State of Arizona shall be 7037 North 11th Street, Phoenix, Arizona 85020, but the known place of business may be established and maintained in or outside of the State of Arizona at such places as the Board of Directors may designate.

     THIRD: The purposes for which the Corporation is organized shall be the transaction of any or all lawful business for which corporations may be incorporated under Chapter 1 of Title 10, Arizona Revised Statutes.

     The character of business which the Corporation initially intends actually to conduct in the State of Arizona is the acquisition and holding of securities of other corporations.

     FOURTH: The total number of shares of Capital Stock of all classes which the Corporation shall have authority to issue is Two Hundred Fifty-One Million (251,000,000) shares, divided into:

          One Million (1,000,000) shares of Preferred Stock without par value;
          and

          Two Hundred Fifty Million (250,000,000) shares of Common Stock without par value.

Preferred Stock

     The Board of Directors of the Corporation shall have the authority to divide the Preferred Stock into series and determine the designation, preferences, privileges and voting powers of the shares of each series so established and the restrictions and qualifications thereof, all to the extent and in the manner provided by law.

Common Stock

     Subject to the limitations, if any, specified with respect to the Preferred Stock, or any series thereof, dividends may be paid on shares of the Common Stock, out of any funds legally available therefor, when and as declared by the Board of Directors.

     Subject to the limitations, if any, specified with respect to the Preferred Stock, or any series thereof, in the event of any dissolution or other winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for payment and distribution to shareholders shall be distributed ratably in accordance with their holdings to the holders of shares of the Common Stock.

     All voting power shall vest exclusively as the holders of shares of the Common Stock, except as any statute of the State of Arizona shall expressly provide to the contrary, and except as and to the extent otherwise specified with respect to the Preferred Stock, or any series thereof, and each holder of the Common Stock shall, in the election of directors and upon each other matter coming before any meeting of shareholders, be entitled to one vote for each share of such stock standing in the name of such holder on the books of the Corporation.

General Provisions

     The Corporation may, subject to such limitations, if any, as may be specified with respect to the Preferred Stock, or any series thereof, amend these Articles of Incorporation from time to time, in as many respects as may be desired and as now or hereafter permitted by law. The rights conferred upon shareholders in these Articles of Incorporation are granted subject to the foregoing right to amend.

     A statutory merger of the Corporation shall not be deemed to be a dissolution or other winding up of the Corporation within the meaning of any provision of these Articles of Incorporation.

     In consideration of the issuance by the Corporation of shares of the Capital Stock of the Corporation, each and every present and future holder of shares of the Capital Stock of the Corporation shall be conclusively deemed, by acquiring or holding such shares, to have expressly consented to all and singular the terms and provisions of these Articles of Incorporation and to have agreed, among other things, that the voting rights of such holder and the restrictions or qualifications thereof shall be as set forth in, or determined pursuant to, this Article.

     Any action required or permitted by these Articles of Incorporation to be taken by the Board of Directors of the Corporation may be taken by a duly authorized committee of the Board of Directors, except as otherwise required by law.

     FIFTH:  The period of duration of the Corporation shall be perpetual.

     SIXTH:    (A)  The affairs of the Corporation shall be conducted by a
Board of Directors consisting of a number of persons, not less than two (2) nor more than 10, specified by the Board of Directors in the Bylaws of the Corporation. Directors shall receive reasonable compensation for the services which they perform. Directors shall be elected annually by the shareholders at the annual meeting of shareholders and when so elected shall serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

               (B) No director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SEVENTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.

               (C)(1)The Corporation shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person who was or is a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any threatened, pending or completed action, suit or proceeding (hereinafter called an "Action"), whether civil, criminal, administrative or investigative (including without limitation any Action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or any other entity or enterprise, against expenses, including attorneys' fees, and against judgments, fines and amounts paid in settlement incurred by him in connection with such Action or any appeal therein.

                  (2)The Corporation shall pay any expenses incurred by a director or officer of the Corporation in defending any such Action in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such person to repay such advances to the extent of the amount to which such person shall ultimately be determined not to be entitled.

                  (3)The Corporation, by resolution of the Board of Directors, may extend the benefits of this paragraph (C) of Article SEVENTH to employees, agents and other representatives of the Corporation (each director, officer, employee, agent and other representative entitled to benefits under this paragraph (D) being hereinafter sometimes called an "Indemnified Person").

                  (4)All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this paragraph (C) is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Actions commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.

                  (5)The Corporation may purchase and maintain insurance on behalf of, or insure or cause to be insured, any person who is an Indemnified Person against any liability asserted against him and incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Corporation would have the power to indemnify him against such liability under this Article. As used in this Section, "insurance" includes retrospectively rated and self-insured programs; provided, however, that no such program shall provide coverage for directors and officers which is prohibited by applicable law. The Corporation's indemnity of any person who is an Indemnified Person shall be reduced by any amounts such person may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Corporation or (b) from any other entity or enterprise served by such person.

                  (6)The rights to indemnification and to the advancement of expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

                  (7)The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Corporation or in a resolution of the Board of Directors.


     SEVENTH:   The name and address of each incorporator are as follows:

          Name                       Address

      Joseph Mirrione              225 West 34th Street
                                   Suite 2110
                                   New York, New York 10122

      Oriel Thomas                 225 West 34th Street
                                   Suite 2110
                                   New York, New York 10122

     EIGHTH: The name and address of each person who is to serve as a director of the Corporation until a successor is elected and qualifies are as follows:

          Name                       Address

      Joseph Mirrione              225 West 34th Street
                                   Suite 2110
                                   New York, New York 10122

      Howard Wagner                225 West 34th Street
                                   Suite 2110
                                   New York, New York 10122

      Oriel Thomas                 225 West 34th Street
                                   Suite 2110
                                   New York, New York 10122

     NINTH: The name and street address of the Corporation's statutory agent are as follows:

                 Name                Street Address

      Arizona Statutory Agent Corp.7037 North 11th Street
                                   Phoenix, Arizona  85020

     TENTH: The directors of the Corporation shall have the power to make, alter, amend and repeal such bylaws for the management of the business and affairs of the Corporation as they may deem necessary or expedient, and to fill vacancies occurring in the Board of Directors from any cause.

     IN WITNESS WHEREOF, the undersigned Incorporators have hereto affixed their signatures as of this 7TH day of March, 1995.

                                         JOSEPH MIRRIONE
                                   _____________________________
                                   Incorporator, Joseph Mirrione

                                         ORIEL THOMAS
                                   ___________________________
                                   Incorporator, Oriel Thomas


STATE OF NEW YORK    )
                     )  ss.
COUNTY OF NEW YORK   )

     On the 7th day of March, 1995, before me, a notary public, personally appeared Joseph Mirrione and Oriel Thomas and acknowledged themselves to be the persons who executed the above document for the purpose set forth herein.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                   DANNY A. VETTESE
                                   ____________________
                                   Notary Public

My Commission Expires:

       7/30/96